Exhibit 10.30

CONFIDENTIAL SEPARATION AGREEMENT

This Confidential Separation Agreement (the “Agreement”) is entered into by and between Avici Systems Inc. (the “Company”) and Jo-Ann Mendles (the “Officer”).

1. Termination of Employment. Officer’s employment ended on October 13, 2006 (the “Separation Date”). Officer hereby acknowledges receipt of all employment compensation except the Bonus provided for in Section 2, and all accrued vacation pay, due through and including the Separation Date. The Company hereby agrees and acknowledges that Officer successfully completed her assignment for the Company.

2. Bonus. The Company and its successors and assigns agree to pay Officer six (6) months of her base salary at the rate in effect on the Separation Date, less all applicable deductions and withholdings, as a bonus (the “Bonus”). The Bonus will be paid to Officer in a lump sum on the Company’s regular pay date which occurs after the date when this Agreement becomes effective, which shall be the eighth day after Officer signs and returns this Agreement to the Company.

3. Severance Pay and Benefits; COBRA. Whether or not Officer signs this Agreement, the Company and its successors and assigns agree to pay Officer six (6) months of her base salary at the rate in effect on the Separation Date, less applicable taxes (the “Severance Pay”). The Severance Pay will be paid in a lump sum on the Company’s regular pay date which occurs six (6) months following the Separation Date. In addition, Officer will be eligible to continue to participate in the Company’s group vision insurance plan, and, to the fullest extent permitted by the plan and applicable law, the Company’s life insurance plan, at the levels in effect on the Separation Date, for up to six (6) months following the Separation Date (the “Severance Period”). During the Severance Period, the Company will pay the same percentage of Officer’s monthly group vision and life insurance premiums that it pays for active employees. At the end of the Severance Period, Officer will, to the fullest extent permitted by the plans and applicable law, be eligible to continue her group vision coverage for up to an additional eighteen (18) months under COBRA. If Officer elects COBRA coverage she will be solely responsible for the full premium payments.

4. Unemployment Benefits. The parties agree that because Officer is receiving six months of severance pay, her employment termination date for purposes of eligibility for unemployment benefits is the date which is six months after the Separation Date, or April 13, 2007. Nothing in this Paragraph shall be construed to extend Officer’s actual employment, including but not limited to any fiduciary duties or obligations, beyond October 13, 2006. Officer may seek and obtain new employment any time after October 13, 2006.

5. Stock Options. Officer holds 16,666 vested options to purchase shares of the Company’s common stock at an exercise price of $4.32 per share. Officer’s unvested options automatically expired on the Separation Date. If Officer does not sign this Agreement, then, pursuant to the Company’s 2000 Stock Option and Incentive Plan, she shall have thirty (30) days following the Separation Date to exercise any or all of her vested options. If Officer signs this Agreement, then, in exchange for the release of claims and other promises contained herein, she shall have until February 15, 2007 to exercise any or all of her vested options.

6. Reimbursement of Attorney’s Fees and Costs. The Company and its successors and assigns agree to reimburse Officer for her reasonable attorneys’ fees and costs incurred in connection with any dispute or litigation arising from a material breach of Paragraph 2, 3 or 5, including but not limited to any failure to timely pay the Bonus or Severance Pay, or any interference in her right to timely exercise her vested stock options.

7. Other Benefits. Except as provided herein, Officer’s right to any and all Company benefits terminated on the Separation Date.

8. Company Property. The Company agrees that Officer may retain her Company-assigned laptop and cellular telephone, provided that she first delivers to the Company a CD onto which she has burned what she, in good faith believes to be all Company-related electronic information existing on the laptop as of the Separation Date. By signing this Agreement, Officer represents that she has delivered said CD to the Company. Officer also represents that, with the exception of the laptop (including all Company-related electronic information that she has identified in good faith as existing on it as of the Separation Date) and the cellular telephone, Officer has returned to the Company all originals and all copies of Company documents and all Company tangible and electronic property, including without limitation, keys, access cards, corporate credit cards, computer files, database information, client information, sales documents, financial statements, budgets and forecasts, and any similar information.

9. General Release of Claims.

a. By signing this Agreement, on behalf of herself and her spouse, heirs, executors, administrators, trustees, legal representatives, and assigns, Officer hereby forever releases and discharges the Company; its predecessors, successors, divisions, subsidiaries, and affiliates; and the current and former officers, directors, employees, consultants, shareholders, partners, attorneys, assigns, and agents of each of them (any or all of which are referred to as the “Releasees”), from any and all claims, demands, liabilities, actions, and causes of action of every name and nature, whether known or unknown, which could have been asserted from the beginning of the world to the date on which Officer signs this Agreement.

b. This release includes, but is not limited to, (i) any claims for breach of contract, whether express or implied; (ii) any claims for reemployment, salary, wages, bonuses, vacation pay, benefits, or other compensation of any kind; (iii) any claims for harassment, discrimination, or retaliation in employment, including but not limited to any claims under the Age Discrimination in Employment Act or any other federal, state, or local statute, ordinance, regulation, or common law relating to harassment, discrimination, or retaliation in employment; (iv) any claims under any other federal, state, or local statutes, ordinances, or regulations; (v) any claims based in tort; (vi) any other common-law claims; and (vii) any claims for costs or attorneys’ fees.

c. This release shall not be construed to impair Officer’s right to enforce the terms of this Agreement, her right to indemnification or exculpation, or her rights under any applicable ERISA plans.

d. Notwithstanding the foregoing, Officer does not release, discharge or waive: (i) any conversion rights under a Company-sponsored group term life insurance plan in which Officer participates, and (ii) any rights to participate in any manner in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), but Officer hereby waives any and all rights to personal recovery under, or by virtue of, any such investigation, hearing or proceeding.

10. Indemnification. Officer shall be indemnified to the full extent permitted by the Company’s Fourth Restated Certificate of Incorporation, a copy of which is attached hereto as Exhibit A and incorporated herein by reference. Nothing in this Agreement shall be construed as reducing or waiving any other or additional right to indemnification Officer would otherwise have under the Company’s amended and restated by-laws, its directors’ and officers’ insurance policy, any other agreement or plan, and/or applicable law.

11. Reimbursement of Legal Expenses. The Company shall reimburse Officer for up to $5,000 for reasonable attorneys’ fees incurred by Officer in connection with the preparation, negotiation and execution of this Agreement.

12. Non-Filing of Complaints or Charges. Officer represents and acknowledges that she has not filed any complaints, charges, or claims for relief against any of the Releasees with any local, state, or federal court or administrative agency.

13. Confidentiality of Agreement. Officer agrees to keep the terms and amount of this Agreement completely confidential, and not to disclose any such matters to anyone, in words or in substance, except as set forth in this section. Notwithstanding the foregoing, Officer may disclose the terms and amount of this Agreement (a) to her immediate family, attorney, and/or accountant, provided that Officer shall first obtain any such person’s agreement to keep any such matters completely confidential and not to disclose any such matters to anyone; and (b) to the extent required by law or to the extent necessary to enforce Officer’s rights under this Agreement. Nothing in this Agreement shall be construed to limit the rights of any government agency (including but not limited to any agency responsible for unemployment benefits) or Officer’s right of access to any government agency, nor shall anything in this Agreement be construed to limit Officer’s ability to disclose to others that she successfully completed her assignment at the Company.

14. Binding Nature of Agreement. This Agreement shall be binding upon Officer and her heirs, administrators, representatives, and executors, and the Company and its successors and assigns.

15. Use of the Agreement as Evidence; Liability. This Agreement may not be used as evidence in any proceeding of any kind, except a proceeding in which one of the parties or any Releasee (a) alleges a breach of the terms of this Agreement, or (b) elects to use this Agreement as a defense to any claim. This Agreement shall not constitute an admission or acknowledgment of liability or wrongdoing on the part of any or all of the Releasees.

16. Entire Agreement. Except for the Company Invention, Non-Disclosure and Non-Competition Agreement that Officer signed on June 6, 2005, which shall remain in full force and effect, this Agreement, its Exhibit A, and any such documents, insurance policies, agreements or plans providing Officer with rights to indemnification as set forth in Paragraph 10 is the entire agreement between the Company and Officer and all previous agreements or promises between them are superseded and void. This Agreement may be modified only by a written agreement signed by Officer and an officer of the Company.

17. Acknowledgements.

a. Officer acknowledges that the Company has advised her to consult with an attorney, and that she has consulted with an attorney, before signing this Agreement.

b. Officer has 21 days from the day she receives this Agreement to review and sign it. If Officer chooses, she may sign this Agreement before the expiration of the 21-day period by completing the acknowledgement attached hereto and returning it to the Company.

c. Officer will have 7 days after signing this Agreement to revoke her decision by delivering a written notice of revocation to the Company. To be effective, such written notice of revocation must be received by William Leighton at the Company within the 7-day revocation period. The Company acknowledges that this Agreement shall not become valid or enforceable until the expiration of the 7-day revocation period.

d. Officer acknowledges that she has carefully read this Agreement and fully understands all its provisions, and that she is signing it voluntarily. Officer also acknowledges that she is not relying on any representations by any representative of the Company concerning the meaning of any aspect of this Agreement.

18. Severability. If any provision of this Agreement is unenforceable or illegal in any instance, the remainder of this Agreement shall remain in full force and effect, this Agreement shall apply in full in all other instances, and such illegal or unenforceable provision shall in such instance be reformed and construed so as to be enforceable to the maximum extent compatible with applicable law.

19. Governing Law; Interpretation. In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either Officer or the Company. Any dispute about this Agreement will be governed by the law of the Commonwealth of Massachusetts, without regard to its conflict-of-laws provisions.

20. Counterparts. This Agreement may be executed by facsimile and in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date last written below.

	/s/ JO-ANN MENDLES	November 2, 2006
	JO-ANN MENDLES	DATE

AVICI SYSTEMS INC.

By	/s/ WILLIAM J. STUART	November 3, 2006
Title:	Chief Financial Officer	DATE